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                                                                   Exhibit K(4)


                 TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND
                     SHAREHOLDER SERVICING AGENCY AGREEMENT


      THIS AGREEMENT made as of, by and between Readington Holdings, Inc., a New Jersey corporation (the "Fund"), MERRILL LYNCH INVESTMENT PARTNERS INC., a Florida corporation ("MLIP").

                                   WITNESSETH:

      WHEREAS, the Fund wishes to appoint MLIP to be the Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund upon, and subject to, the terms and provisions of the Agreement, and MLIP is desirous of accepting such appointment upon, and subject to, such terms and provisions;

      NOW, THEREFORE, in consideration of mutual covenants contained in this Agreement, the Fund and MLIP agree as follows:

      1. APPOINTMENT OF MLIP AS TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND SHAREHOLDER SERVICING AGENT.

      (a) The Fund hereby appoints MLIP to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund upon, and subject to, the terms and provisions of this Agreement.

      (b) MLIP hereby accepts the appointment as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund, and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.


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      2.    DEFINITIONS.

      (a)   In this Agreement:

            (I) The term "Act" means the Investment Company Act of 1940 as amended from time to time and any rule or regulation thereunder;

            (II) The term "Account" means any account of a Shareholder, as defined below, or, if the shares are held in an account in the name of a Broker-Dealer, as defined below, for the benefit of an identified person, such account, including a Plan Account, any account under a plan (by whatever name referred to in the Prospectus) pursuant to the Self-Employed Individuals Retirement Act of 1962 ("Keogh Act Plan") and any account under a plan (by whatever name referred to in the Prospectus) pursuant to Section 401(k) of the Internal Revenue Code ("Corporation Master Plan");

            (III) The term "application made by a shareholder or prospective shareholder respecting the open of an Account;

            (IV) The term "Officer's Instruction" means an instruction in writing given on behalf of the Fund to MLIP, and signed on behalf of the Fund by the President, and Vice President, the Secretary or the Treasurer of the Fund;

            (V) The term "Plan Account" means an account opened by a Shareholder or prospective Shareholder in respect to an open account, monthly payment or withdrawal plan (in each case by whatever name referred to in the Prospectus), and may also include an account relating to any other plan if an when provision is made for such


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plan in the Prospectus;

            (VI) The term "Prospectus" means the Prospectus and the Statement of Additional Information of the revenant Fund as from time to time in effect;

            (VII) The term "Shareholder" means a holder of record of Shares;

            (VII) The term "Shares" means shares of stock of the Fund irrespective of class or series.

      3. DUTIES OF MLIP AS TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND SHAREHOLDER SERVICING AGENT.

      (a) Subject to the succeeding provisions of the Agreement, MLIP hereby agrees to perform the following functions as Transfer Gent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund:

            (I) Issuing, transferring and redeeming Shares;

            (II) Opening, maintaining, servicing and closing Accounts;

            (III) Acting as agent for the Fund's Shareholders and/or customers of a Broker-Dealer in connection with Plan Accounts, upon the terms and subject to the conditions contained in the Prospectus and application relating to the specific Plan Account;

            (IV) Acting as agent of the Fund and maintaining such records as may be described in the Prospectus, including such reports as may be reasonably requested by the Fund with respect to Shares.

            (V) Furnishing such confirmations of transactions relating to their Shares


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as required by applicable law;

            (VI) Acting as agent for the Fund with respect to furnishing each Shareholder such appropriate periodic statements relating to Accounts, together with additional enclosures, including appropriate income tax information and income tax forms duly completed, as required by applicable law.

            (VII) Acting as agent for the Fund with respect to ailing annual and semi-annual reports prepared by or on behalf of the Fund, and mailing new Prospectuses upon their issue to each Shareholder as required by applicable law as well as causing such materials to be mailed to each Broker-Dealer to enable the Broker-Dealer to deliver such materials to its customers;

            (VIII) Furnishing such periodic statements of transactions effected by MLIP, reconciliation's, balances and summaries as the Fund may reasonably request;

            (IX) Maintaining such books and records relating to transactions effected by MLIP as are required by the Act, or by any other applicable provision of law, rule or regulation, to be maintained by the Fund or its transfer agent with respect to such transactions, and preserving, or causing to be preserved, any such books and records for such periods as may be required by any such law, rule or regulation and as may be agreed upon from time to time between MLIP and the Fund. In addition, MLIP agrees to maintain and preserve master files in multiple separate location a sufficient distance apart to ensure preservation of at least one copy of such information;

            (X) Withholding taxes on non-resident alien Accounts, preparing and


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filing U.S. Treasure Department Form 1099 and other appropriate forms as required by applicable law with respect to dividends and distributions; and

      (b) MLIP agrees to deal with, and answer in timely manner, all correspondence and inquiries relating to the functions of MLIP under this Agreement with respect to Accounts.

      (c) MLIP agrees to furnish to the Fund such information and at such intervals as is necessary for the Fund to comply with the registration and/or the reporting requirements (including applicable escheat laws) of the Securities and Exchange Commission, Blue Sky authorities or other governmental authorities.

      (d) MLIP agrees to provide to the Fund such information as may reasonably be required to enable the Fund to reconcile the number of outstanding Shares between MLIP' records and the account books of the Fund.

      (e) Notwithstanding anything in the foregoing provisions of this paragraph, MLIP agrees to perform its functions thereunder subject to such modification (whether in respect of particular cases or in any particular class of cases) as may from time to time be agreed in a writing signed by both parties.

      4.    COMPENSATION.

      (a) The Fund agrees to pay MLIP the fees and charges, as well as MLIP' out of pocket costs, for services described in this Agreement as set forth in the Schedule of Fees attached hereto.

      5.    RIGHT OF INSPECTION.

      (a) MLIP agrees that it will, in a timely manner, make available to, and


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permit, any officer, accountant, attorney or authorized agent of the Fund to examine and make transcripts and copies (including photocopies and computer or other electronically information storage media and print-outs) of any and all of its books and records which relate to any transaction or function performed by MLIP under or pursuant to this Agreement.

      6.    CONFIDENTIAL RELATIONSHIP

      (a) MLIP agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all information germane thereto, as confidential and not to be disclosed to any person (other than the Shareholder concerned, or the Fund, or as may be disclosed in the examination of any books or records by any person lawfully entitled to examine the same) except as may be authorized by the Fund by way of an Officer's Instruction.

      7.    INDEMNIFICATION.

      (a) The Fund shall indemnify and hold MLIP harmless from any loss, costs, damage and reasonable expenses, including reasonable attorney's fees (provided that such attorney is appointed with the Fund's consent, which consent shall not be unreasonably withheld) incurred by it resulting from any claim, demand, action or suit in connection with the performance of its duties hereunder, provided that this indemnification shall not apply to actions or omissions of MLIP in cases of willful misconduct, failure to act in good faith or negligence by MLIP, its officers, employees or agents, and further provided that prior to confessing any claim against it which may be subject to this indemnification, MLIP shall give the Fund reasonable opportunity to


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defend against said claim in its own name or in the name of MLIP. An action taken by MLIP upon any Officer's Instruction reasonably believed by it to have been properly executed shall not constitute willful misconduct, failure to act in good faith or negligence under this Agreement.

      8. REGARDING MLIP.

      (a) MLIP hereby agrees to hire, purchase, develop and maintain such dedicated personnel, facilities, equipment, software, resources and capabilities as both parties may mutually determine to be reasonably necessary for the satisfactory performance of the duties and responsibilities of MLIP. MLIP warrants and represents that its officers and supervisory personnel charged with carrying out its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund posses the special skill and technical knowledge appropriate for that purpose. MLIP shall at all times exercise due care and diligence in the performance of its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund. MLIP agrees that, in determining whether it has exercised due care and diligence, its conduct shall be measured by the standard applicable to persons possessing such special skill and technical knowledge.

      (b) MLIP warrants and represents that it is duly authorized and permitted to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent under all applicable laws and that it will immediately notify the Fund of any revocation of such authority or permission or of the commencement of any proceeding or other action which may lead to such revocation.


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      9.    TERMINATION.

      (a) This Agreement shall become effective as of the dated first above written and shall remain in force for two years thereafter and shall there after continue from year to year. This Agreement may be terminated by the Fund or MLIP (without penalty to the Fund or MLIP) provided that the terminating party gives the other party written notice of such termination at least sixty (60) days in advance, except that the Fund may terminate this Agreement immediately upon written notice to MLIP if the authority or permission of MLIP to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent has been revoked or if any proceeding or other action which the Fund reasonably believes will lead to such revocation has been commenced.

      (b) Upon termination of this Agreement, MLIP shall deliver all Shareholder records, books, stock ledgers, instruments and other documents (including computerized or other electronically stored information) made or accumulated in the performance of its duties as Transfer Agent, Disbursing Agent and Shareholder Servicing Agent for the Fund along with a certified locator document clearly indicating the complete content therein, to such successor as may be specified in a notice of termination or Officer's Instruction; and the Fund assumes all responsibility for failure thereafter to produce any paper, record or document so delivered and identified in the locator document, if and when required to be produced.

      10.   AMENDMENT.


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      (a) Except to the Extent that the performance by MLIP or its functions under this Agreement may from time to time be modified by an Officer's Instruction, this Agreement may be amended or modified only further written agreement between the parties.

      11.   GOVERNING LAW.

      (a) This Agreement shall be governed by the laws of the State of New York.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers and their respective corporate seals hereunto duly affixed and attested, as of the day and year above written.


            By:_________________________
            Name:
            Title:


            By:__________________________
            Name:
            Title:


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